EXHIBIT 10.1
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
(this “Agreement”)
BETWEEN:
CRONOS USA CLIENT SERVICES LLC

(the “Company”)

- and -

ANNA SHLIMAK

(the “Executive”)

- and -

solely for the purposes specified herein,

CRONOS GROUP INC.

(“Cronos Group”)
    WHEREAS the Company is a wholly owned subsidiary of Cronos Group;
    WHEREAS the Executive is currently employed by the Company pursuant to an employment agreement executed by the Executive on February 20, 2020 (the “Original Agreement”) and amended pursuant to written amendments effective February 17, 2022, February 21, 2023 and August 23, 2024 (the “Amending Agreements”) in the position of Chief Strategy Officer;
    WHEREAS the Company wishes to promote the Executive to the position of Chief Financial Officer of Cronos Group;
    WHEREAS the Executive will continue to have extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company, Cronos Group and their respective affiliates (excluding Altria Group, Inc. and its subsidiaries) and related entities (together, the “Group”);
    WHEREAS the Company and the Executive desire to amend and restate the Original Agreement, including the Amending Agreements, in its entirety by this Agreement effective as of the Effective Date;
    AND WHEREAS the Executive acknowledges that this Agreement, including the proprietary rights, confidentiality, non-solicitation and non-competition provisions that form part of this Agreement are essential to protect the legitimate business interests of the Group;

    NOW THEREFORE in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, including the increased base salary set out at Section 5.1, target bonus opportunity set out at Section 5.2, and target incentive opportunity set out at Section 5.4, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, and solely for the purposes specified herein, Cronos Group (together, the “Parties”), agree as follows:
1.Position
1.1The Executive will be employed by the Company in the position of Chief Financial Officer of Cronos Group effective as of March 19, 2025 (the “Effective Date”).
2.Location
2.1The Executive shall be based primarily from the Executive’s home office. During the term of the Executive’s employment with the Company, the Executive’s principal place of residence shall remain in the United States. The Executive shall be available for business travel as reasonably required to perform the Executive’s duties hereunder.
3.Work Authorizations
3.1It is a condition of this Agreement and the Executive’s employment that the Executive shall be able to work lawfully in the United States. However, it is understood and agreed that the Executive’s position may require that the Executive work abroad, as needed by the Group. The Executive’s employment with the Company is therefore also conditional upon the securing of all necessary visas, work permits and other authorizations that may be required to enter or work in any of the countries in which the Executive may be assigned to work or visit during the term of employment. The Company shall provide reasonable assistance in respect of immigration matters. Despite such assistance, the Company cannot guarantee when or whether the Executive’s application for a work permit, visa, permanent residence status or other immigration status or documents will be approved. At any time, should necessary authorizations that permit the Executive to legally work in the United States or in any other jurisdiction in which the Executive will be required to work or visit not be obtained or expire without the possibility of renewal, the Executive’s employment shall come to an end and shall be treated by the Company as a termination without Just Cause (as defined below); provided, that if such authorization expires without the possibility of renewal due to any action or inaction by the Executive, the Executive’s employment shall come to an end and shall be treated by the Company as a termination with Just Cause.
4.Employment Duties
4.1The Executive shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Executive’s position and as may be assigned to the Executive from time to time. In fulfilling the Executive’s duties to the Company, the Executive shall be instructed by and shall regularly report to the Chief Executive Officer of Cronos Group (the “CEO”) or the Chair of the Audit Committee of the board of directors of Cronos Group (the “Board”). The Executive’s duties, hours of work, location of employment and reporting relationships may be adjusted from time to time by the Company to meet changing business and operational needs. Without limiting the foregoing, the Executive shall:
(a)devote the Executive’s full working time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Group and shall not, without the prior written consent of the CEO, undertake any other business (including any position on a board of any for profit, public benefit, nonprofit or other entity) or occupation or public office;

(b)perform those duties that may be reasonably assigned to the Executive diligently, honestly, and faithfully to the best of the Executive’s ability and in the best interest of the Group;
(c)abide by all Cronos Group policies, as instituted and amended from time to time, including the Cronos Group - Employee Handbook (United States);
(d)use best efforts to promote the interests and goodwill of the Group and not knowingly do, or permit to be done, anything that may be prejudicial to the Group’s interests, it being understood and agreed that the Executive is a fiduciary of Cronos Group and owes fiduciary obligations to Cronos Group that are not extinguished or limited by this Agreement; and
(e)identify and immediately report to the CEO any gross misrepresentations or violations of any Cronos Group policy, including the Cronos Group – Employee Handbook (United States) or applicable law or stock exchange rule by Cronos Group or its management.
5.Compensation and Benefits
5.1Base Salary. The Company shall pay the Executive an annual base salary of US$372,000, less applicable deductions and withholdings (as in effect from time to time, “Base Salary”). The Base Salary shall be paid by direct deposit on a bi-weekly basis, in accordance with the Company’s payroll practices (as may be amended from time to time by the Company in its sole discretion). Any changes to Base Salary shall be at the sole discretion of the Company. The Base Salary shall be subject to increases, but not decreases.
5.2Annual Performance Bonus. The Executive shall be eligible to participate in the Group’s annual cash bonus plan as may be in effect from time to time, and to receive an annual bonus, subject to the terms and conditions of that plan as determined by Cronos Group at its sole discretion. The Executive’s annual target bonus opportunity shall increase to 115% of Base Salary, provided that the actual bonus amount, if any, shall be determined pursuant to the terms of the applicable Group annual bonus plan. The Company reserves the right to amend or terminate any annual bonus plan established or adopted at any time, without notice or further obligation. Subject to Section 6.3, the Executive must be actively employed by the Company on the applicable payment date to be eligible for any annual bonus, unless provided otherwise pursuant to the applicable annual cash bonus plan. For certainty, if the Executive’s employment is terminated by the Company with or without Just Cause, or the Executive resigns or otherwise terminates employment for any reason, the Executive shall cease to be “actively employed” on the last day of employment as specified in the Company’s or the Executive’s written notice of termination, as applicable, shall not be considered “actively employed” during any period of notice, pay in lieu of notice, severance payment or similar amount, and shall not be entitled to an annual bonus (or any part thereof) or damages in lieu of the Executive’s eligibility for a bonus, unless provided otherwise pursuant to Section 6.3 or the applicable annual cash bonus plan. There shall be no guarantee of a bonus in any given year.
5.3Long-Term Incentive Opportunity.
(a)Starting in the Group’s 2026 fiscal year, the Executive shall be eligible to receive annual grants of equity-based awards over shares of Cronos Group with an initial target incentive opportunity of 115% of Base Salary (based on the grant date fair value of such awards), provided that the actual amount, if any, of the grants shall be determined by the Board or the Compensation Committee of the Board, as applicable, at its sole discretion. Any equity-based grants shall be governed by the terms and conditions of the equity award plan or any other applicable plan of Cronos Group and the applicable award agreement, except as expressly set forth herein. Such plan or plans may be amended from time to time at Cronos Group’s sole discretion. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement, except as expressly set forth herein. The Executive shall not be eligible for any further grants of equity-based awards following the effective date of termination or damages in lieu thereof, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount.
(b)In addition, subject to the approval of the Board, the Executive shall receive, as soon as reasonably practicable following the Effective Date, a one-time award of restricted share units with a grant date fair value of US$157,800, based on the grant date fair value of such award (the “One-Time Award”). The One-Time Award shall be subject to the terms and conditions set forth in Cronos Group’s 2020 Omnibus Equity Incentive Plan and the applicable award agreement, with vesting terms substantially similar to those applicable to annual grants of equity-based awards for 2025 to similarly situated executives.
5.4Group Insured Benefits. The Executive shall be eligible to participate in the benefits programs of the Company or Cronos Group, as applicable, for health and dental, life insurance, disability and other benefits as may be available to employees of the Company from time to time, subject to the terms and conditions of the applicable plan document. The Company or the Group, as applicable, reserves the right to alter, amend or discontinue all benefits, coverages, plans and programs referred to in this Section 5.4, without advance notice or other obligation.
5.5Vacation. The Executive shall be eligible to participate in the Company’s flexible, self-managed vacation program, in accordance with the Company’s vacation policy, as amended from time to time. Under this program, there is no cap on the actual amount of vacation that may be taken in a given year; however, employees must exercise good judgment and anticipate important business activities, deliverables and deadlines when scheduling vacation. The Executive shall take vacation time at such times as are approved in advance by the Company in accordance with the policies of the Company.
5.6Business Expenses. The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses properly incurred by the Executive from time to time in connection with performance of the Executive’s duties and submitted for reimbursement in accordance with the following sentence of this Section 5.7. The Executive shall furnish to the Company all invoices or statements in respect of expenses for which the Executive seeks reimbursement in accordance with the Company’s policies or procedures for expense reimbursement, as may be amended from time to time.
5.7Clawback Policy; Share Ownership Guidelines. The Executive agrees and acknowledges that any annual, long-term or other cash, equity or equity-based incentive or bonus compensation paid, provided or awarded to the Executive, including, notwithstanding anything to the contrary in such policy, the stock options and restricted share units awarded in connection with the One-Time Awards, is subject to the terms and conditions of any clawback or recapture policy that Cronos Group may adopt from time to time, and may be subject to the requirement that such compensation be repaid to the Company after it has been distributed to the Executive. The Executive agrees and acknowledges that the Executive shall be subject to Cronos Group’s share ownership guidelines for the Executive’s position, as the same may be in effect or amended from time to time. As of the Effective Date, such guidelines require the Executive to achieve, within five years of the date such guidelines became effective and thereafter during the term of the Executive’s employment with the Company, a level of ownership equal to two times Base Salary.
6.Termination of Employment
6.1Termination by the Executive. The Executive may terminate the Executive’s employment with the Company at any time by providing the Company with at least three months of notice in writing. If, upon receipt of the Executive’s resignation (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement pursuant to Section 5.7. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.
6.2Termination by the Company for Just Cause or on Death or Disability. The Company may terminate the Executive’s employment at any time for Just Cause without prior notice or in the event of the Executive’s death or Disability (as defined below). On the termination of the Executive’s employment for Just Cause or on the Executive’s death or Disability, this Agreement and the Executive’s employment shall terminate and the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the Executive’s employment ceases; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement pursuant to Section 5.7. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. For the purposes of this Agreement, (A) “Just Cause” means: (i) any act or omission constituting “just cause” for dismissal without notice under applicable law; (ii) the Executive’s repeated failure or refusal to perform the Executive’s principal duties and responsibilities after notice from the CEO or other officer of the Company; (iii) misappropriation of the funds or property of the Company; (iv) use of alcohol or drugs in violation of the Company’s policies or in a manner that interferes with the Executive’s obligations under this Agreement; (v) the indictment, arrest or conviction in a court of law for, or the entering of a plea of guilty or nolo contendere to, a summary or indictable offence or any crime involving moral turpitude, fraud, dishonesty or theft (subject to the Company’s obligations under applicable law); (vi) engaging in any act which is a violation of any law, regulation or Cronos Group policy, that, if violated, injures or could reasonably be expected to injure the reputation, business or business relationships of the Group; (vii) engaging in any act which is a violation of any Cronos Group policy with respect to sexual harassment, discrimination or similar or related policies; or (viii) any act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Group, and (B) “Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 calendar days, whether or not consecutive, out of any twelve consecutive months and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.
6.3Termination by the Company without Just Cause or Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Just Cause, on providing thirty days’ written notice to the Executive. The Executive may resign from the Executive’s employment for Good Reason (as defined below) on providing thirty days’ written notice to the Company. If (a) the Company terminates the Executive’s employment without Just Cause, or (b) the Executive resigns from the Executive’s employment for Good Reason, and in each case, if the Executive signs, delivers to the Company, and does not revoke a release in favor of the Group to the Company in the form attached as Exhibit C to this Agreement, the Company, shall, in full satisfaction of its obligations to the Executive:
(a)pay the Executive’s Base Salary and accrued but unpaid vacation pay in accordance with applicable legislation;
(b)reimburse the Executive’s expenses properly incurred until the date the Executive’s employment ceases and properly submitted in accordance with the Company’s policies;
(c)provide the Executive with a payment equal to the annual Base Salary, payable within sixty days following the Executive’s date of termination;

(d)continue the Executive’s group insured benefits at active employee rates under the Consolidated Omnibus Reconciliation Act of 1985, as amended, for one year following the Executive’s date of termination, or until the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans, as amended from time to time. If the Company is unable for any reason to continue its contributions to the benefit plans as set out in this Agreement, it shall pay the Executive an amount equal to the Company’s required contributions to such benefit plans on behalf of the Executive for such period. The Executive agrees that the Executive is required to notify the Company when the Executive obtains alternate life, medical and dental benefit coverage;
(e)subject to the terms and conditions of the Group’s annual cash bonus plan in effect at such time, provide the Executive with an annual performance bonus in respect of the fiscal year in which the Executive’s employment terminates. The annual bonus, if any, shall be (i) prorated based on the number of complete months of such fiscal year during which the Executive was actively employed up to the date of the Executive’s termination of employment, and (ii) payable as a lump sum when annual bonuses in respect of the fiscal year are paid to other senior executives of the Company. Any assessment of the Company’s and the Executive’s year-to-date performances for purposes of determining the amount of the annual cash bonus, if any, shall be at the Company’s sole discretion. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, if the Executive’s employment terminates after the end of a fiscal year, but before the payment of any annual performance bonus in respect of such year, the Executive shall only be eligible for a performance bonus in respect of such completed fiscal year, and shall not be eligible for a prorated bonus in respect of any subsequent fiscal year(s); and
(f)determine the Executive’s entitlements in respect of equity-based awards in accordance with the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.
If the Executive does not sign and deliver to the Company the release in favor of the Group described above, or if the Executive revokes the foregoing release, the Company shall only provide the Executive with such compensation (including any Base Salary and accrued but unpaid vacation pay, termination pay, severance pay and expense reimbursements submitted in accordance with Section 5.7) and benefits that are expressly required pursuant to applicable law, if any.
In this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s consent, except in each case for any action not taken in bad faith and which is remedied by the Company within thirty days after a written notice thereof by the Executive (provided that such written notice must be received by the Company within sixty days of the Executive becoming aware of such condition):
(g)the assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder;
(h)a material diminution in the Executive’s title, status, seniority, responsibilities or authority or a requirement to report to any person other than the Company’s CEO or the Chair of the Audit Committee of the Board;
(i)the Company requiring relocation of the Executive’s principal place of employment;
(j)a material reduction in the Executive’s Base Salary, target bonus opportunity or target long-term incentive opportunity; or

(k)a material breach by the Company of the terms of this Agreement.
6.4Resignation on Termination. The Executive agrees that upon any termination of employment with the Company for any reason the Executive shall immediately tender resignation from any position the Executive may hold as an officer or director of the Company and take all steps necessary to remove the Executive from any and all designated positions (a) under any applicable laws, including the Cannabis Act (Canada) and the regulations thereunder, as the same may be amended from time to time, (b) with any subsidiary or affiliate of Cronos Group or (c) held by the Executive as a result of any Group member’s contractual rights. If the Executive fails to comply with this obligation within three days of the Executive’s termination or resignation, the Executive hereby irrevocably authorizes Cronos Group to appoint a person in the Executive's name and on the Executive's behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignation.
6.5Compliance with Laws. The Executive understands and agrees that the entitlements under this Article 6 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under this Agreement, any employee benefit plan sponsored or maintained by the Group, applicable law (including the common law) or otherwise.
7.Restrictive Covenants
7.1Non-Disclosure. The Executive acknowledges and agrees that:
(a)during the term of the Executive’s employment, the Executive may be given access to or may become acquainted with confidential and proprietary information of the Group and third parties to which the Group may have any obligations of non-disclosure or confidentiality, including: trade secrets; know-how; Intellectual Property (as defined below); Executive-Developed IP (as defined below), Development Records (as defined below), existing and contemplated work product resulting from or related to projects performed or to be performed by or for the Group; programs and program modules; processes; algorithms; design concepts; system designs; production data; test data; research and development information; information regarding the acquisition, protection, enforcement and licensing of proprietary rights; technology; joint ventures; business, accounting, engineering and financial information and data; marketing and development plans and methods of obtaining business; forecasts; future plans and strategies of the Group; pricing, cost, billing and fee arrangements and policies; quoting procedures; special methods and processes; lists and/or identities of customers, suppliers, vendors and contractors; the type, quantity and specifications of products and services purchased, leased, licensed or received by the Group and/or any of its customers, suppliers, or vendors; internal personnel and financial information; business and/or personal information about any senior staff members of the Group or any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, association, joint-stock company, estate, trust, organization, governmental authority or other entity of any kind or nature (“Person”) with which the Group enters a strategic alliance or any other partnering arrangements; vendor and supplier information; the manner and method of conducting the Group’s business; the identity or nature of relationship of any Persons associated with or engaged as consultants, advisers, agents, distributors or sales representatives (the “Confidential Information”) the disclosure of any of which to competitors of the Group or to the general public, or the use of same by the Executive or any competitor of the Group, would be highly detrimental to the interests of the Group;
(b)disclosure or use of Confidential Information, other than in connection with the Group’s business or as specifically authorized by the Group, will be highly detrimental to the business and interests of the Group and could result in serious loss of business and damage to it. Accordingly, the Executive specifically agrees to hold all Confidential Information in strictest confidence, and the Executive agrees that the Executive shall not, without the Company’s prior written consent, disclose, divulge or reveal to any Person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, in whatever form contained; provided that the foregoing shall not apply to information (except for personal information about identifiable individuals) that: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive other than by reason of the Executive’s breach of this Section; (iii) becomes available to the Executive from a source independent of the Group; or (iv) the Executive is specifically required to disclose by applicable law or legal process (provided that, to the extent legally permissible, the Executive provides the Company with prompt advance written notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information); and
(c)the Executive shall deliver to the Company, immediately upon termination of employment (for any reason and regardless of whether the Executive or the Company terminate the employment) or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Group’s business; (ii) lists or other documents regarding customers, suppliers, or vendors of the Group or leads or referrals to prospective business deals; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under the Executive’s control.
(d)this agreement shall not limit the Executive’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or participate in an investigation conducted by any governmental entity or self-regulatory authority, and the Executive does not need the Group’s permission to do so. In addition, it is understood that this Agreement shall not require the Executive to notify the Group of a request for information from any governmental entity or self-regulatory authority that is not directed to a member of the Group or of the Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, the Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, the Executive must inform such governmental entity or self-regulatory authority that the information the Executive is providing is confidential. Despite the foregoing, the Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information the Executive comes to learn during the Executive’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Group does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. The Executive is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.
7.2Intellectual Property

(a)     In this Section 7.2, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including, plants, cuttings, seeds, clones, cells, tissues, plant materials and genetic materials (including nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural and vectors).
(b)    For the purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights and proprietary rights existing in any jurisdiction throughout the world, including any rights in or to: (i) patents, patent applications, patent rights, inventions, industrial designs, industrial design applications, industrial design rights, ideas, discoveries and invention disclosures (whether or not patentable), and any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions of any of the foregoing; (ii) trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans, other indicia of source, Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any renewals thereof, together with any goodwill symbolized thereby; (iii) copyrightable works (including with respect to software and compilations of data), whether published or unpublished, including all copyrights, copyright registrations and applications; (iv) trade secrets, and confidential or proprietary information, data or database rights, know-how, techniques, designs, processes, recipes and formulas; (v) Germplasm, plant varieties, and applications and registrations for plant varieties issued by or pending before any Governmental Authority, including under the Plant Variety Protection Act (United States) or the Plant Breeders’ Rights Act (Canada); and (vi) circuit topographies, database rights and software.
(c)    The Executive agrees to promptly disclose to the Company (including, to the CEO) all Intellectual Property, including with respect to Germplasm, and whether or not any of the foregoing are registrable, which the Executive may author, make, conceive, develop, discover or reduce to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company, and which relate to the business activities of the Group (“Executive-Developed IP”). Intellectual Property coming within the scope of the business of the Company made and/or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall be deemed Executive-Developed IP and shall immediately become exclusive property of the Company.
(d)    The Executive further acknowledges that all Executive-Developed IP is “work made for hire” (to the greatest extent permitted by applicable law), “made in the course of employment” and owned exclusively by the Company and that the Executive has been compensated for such Executive-Developed IP by the Executive’s salary, commissions and other benefits, unless regulated otherwise by law. To the extent such Executive-Developed IP is not “work made for hire”, “made in the course of employment” or otherwise not owned automatically and exclusively by the Company as a matter of law, then to the greatest extent permitted under by applicable law, the Executive hereby irrevocably assigns and transfers, and shall assign and transfer, to the Company, the Executive’s entire right, title and interest in and to any and all Executive-Developed IP, and the Executive agrees to execute and deliver to the Company any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Executive-Developed IP. If and to the extent the foregoing assignment cannot be effected as a matter of law with respect to any Executive-Developed IP, the Executive hereby grants to the Company an exclusive, perpetual, fully-paid, royalty-free, irrevocable, worldwide, fully-transferable, fully sublicensable (on multiple levels) license to use, modify, display, perform, make, have made, copy, make derivative works, import, export, distribute and otherwise exploit such Executive-Developed IP for any purpose.
(e)    The Executive must keep, maintain and make available to the Company complete and up-to-date records relating to any Executive-Developed IP, and agree that all such records are the sole and absolute property of the Company. For greater certainty, all materials related to Executive-Developed IP (including notes, records and correspondence, whether written or electronic) (collectively, “Development Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Development Records shall not be removed from Company premises without the prior written consent of the Company. The Executive agrees to maintain as confidential any Executive-Developed IP and Development Records unless and until made generally public by the Company, and not to make application for registration of rights in respect of any Executive-Developed IP unless it is at the request and direction of the Company.
(f)    The Executive shall, at the request and cost of the Company, and for no additional compensation or consideration from the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) registered rights in any Executive-Developed IP, including any patents, industrial designs, letters patent, copyrights, plant breeders’ rights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Executive-Developed IP, in form suitable for recordation in the United States, Canada and any other intellectual property office anywhere in the world; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such Executive-Developed IP, whether such proceedings are brought before a court or any administrative body; (iv) to defend and/or assert the Group’s rights in any Intellectual Property against any third party; and (v) to assert the Executive’s moral rights in any Intellectual Property against any third party. The Executive further waives all moral rights in and to any Executive-Developed IP and all work the Executive produced during the course of the Executive’s employment in favor of the Company, its licensees, successors and assigns, and transferees of the Executive-Developed IP and such work.
(g)    If, in the course of performing duties pursuant to this Agreement, the Executive uses any Germplasm, the Executive shall only use Germplasm provided by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.

(h)    The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including any prior employer or competitor of the Group, and the Executive shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto Company premises.
7.3Non-Competition. The Executive shall not at any time during the Executive’s employment with the Company and for a period of one year following the termination of the Executive’s employment with the Company for any reason, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, consultant, employee, partner, director, shareholder (other than an investment of less than five percent of the shares of a company traded on a registered stock exchange or traded in the over the counter market in the United States or Canada), or in any other capacity whatsoever:
(a)engage in employment or enter into a contract to do work related to the research into, development, cultivation, production, supply, sales or marketing of cannabis or cannabis derived products; or the development or provision of any services (including technical and product support, or consultancy or customer services) which relate to cannabis or cannabis derived products (the “Business”);
(b)have any financial or other interest (including by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on the Business in any respect; or
(c)advise, lend money to or guarantee the debts or obligations of any Person which carries on the Business in any respect;
7.4anywhere within Canada and/or the United States of America.
7.5For purposes of this section, “cannabis” means (a) any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, marijuana (which has the meaning ascribed to such term under applicable law, including the Controlled Substances Act) and industrial hemp (which has the meaning ascribed to such term and the term “hemp” under applicable law, including the Industrial Hemp Regulations (Canada) issued under the Cannabis Act and under the Agricultural Marketing Act of 1946) and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome; (b) any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof; (c) any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose; (d) any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and (e) any other meaning ascribed to the term “cannabis” under applicable law, including the Controlled Drugs and Substances Act and the Cannabis Act.
7.6Non-Solicitation of Customers. The Executive shall not, during the Executive’s employment and for the one year period immediately following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any Person, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or attempt to solicit any Customer or Prospective Customer for the purpose of obtaining the business of any Customer or Prospective Customer or persuading any such Customer or Prospective Customer to cease to do business with or reduce the amount of business it would otherwise provide to the Group. For the purpose of this Agreement, “Customer” means any Person which is a current customer or has been a customer of the Group during the term of the Executive’s employment with the Company but in the event of the cessation of the Executive’s employment “Customer” shall include only those current customers of the Group with whom the Executive had direct contact or access to Confidential Information by virtue of the Executive’s role as an employee of the Company at any time during the twelve month period preceding the date of the cessation of the Executive’s employment; “direct contact” means direct communications with or by the Executive, whether in person or otherwise, for purposes of servicing, selling, or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass marketing communications directed to multiple customers; and, “Prospective Customer” means any Person has been actively contacted and solicited for its business by representatives of the Group, but in the event of the cessation of the Executive’s employment, shall include only those Persons contacted with the involvement and knowledge of the Executive within the twelve month period immediately preceding the date of the cessation of the Executive’s employment.
7.7Non-Solicitation of Employees. The Executive shall not, during the Executive’s employment and for two years following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any Person, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of the Group to leave such employment.
7.8Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Group or to any of their respective suppliers or Customers.
7.9Other Employment. During the Executive’s employment with the Company, the Executive shall not, except as a representative of the Company or with the prior written approval of the CEO, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, professional or occupation (or the setting up of any business, trade, profession or occupation).
7.10Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Group which may come into the Executive’s possession or control shall at all times remain the property of the Group as applicable. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Group.
7.11Non-Disparagement. Subject to Section 7.1(d), the Executive shall refrain, both during and after the cessation of the Executive’s employment with the Company, from making, publicly or privately, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of the Company or the Group, or any of their respective directors, members, limited or general partners, equity holders, officers, employees, agents, consultants, advisors or other representatives.

8.General
8.1Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including those contained in Article 7, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.
8.2Survival. Article 7 and this Section 8.2 survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.
8.3Entire Agreement. This Agreement (including the exhibits hereto) sets forth the entire agreement between the Parties on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement. This Agreement and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between the Parties, including the Original Agreement, regarding the Executive’s employment.
8.4Withholding Taxes. The Company may deduct or withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
8.5Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A (together with the applicable regulations thereunder, “Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the Parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless she would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
8.6Section 280G. In the event that any payment or benefit that the Executive would receive from the Company or otherwise in connection with a change of control or other similar transaction (a “280G Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 8.6, would be subject to the excise tax imposed by Section 4999 of the Code, then any such 280G Payment shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. If a reduced amount is to be paid under this Section 6.1, reductions in payments and/or benefits shall occur in the following order: (1) if none of the payments is nonqualified deferred compensation under Section 409A, then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment and (2) if any payment constitutes nonqualified deferred compensation under Section 409A or if the Executive fails to elect an order, then the payments to be reduced shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, shall be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved; provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A. All determinations required to be made under this paragraph, including the manner and amount of any reduction in Executive’s payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by a nationally recognized accounting or consulting firm selected by the Company.
8.7Amendments. This Agreement may only be amended by written agreement executed by the Parties. However, for the avoidance of doubt, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course, do not affect the validity or enforceability of the Agreement.
8.8Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable in the State of Delaware.
8.9Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect. If for any reason any court of competent jurisdiction shall find any provisions of this Agreement unreasonable in duration or geographic scope or otherwise, the Parties agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
8.10Assignment. The Company may assign this Agreement to an affiliate or subsidiary, and it inures to the benefit of the Company, its successors or assigns.
8.11Independent Legal Advice. The Executive acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.
8.12Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.
8.13Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including satisfactory results of Health Canada or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.

8.14Prior Restrictions. By signing below, the Executive represents and warrants that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents and warrants that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.
8.15Certain Rules of Construction. All Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) “herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (b) all references to “clauses,” or “Sections” refer to clauses or Sections of this Agreement; (c) all references to “including” or any variation thereof shall be construed as meaning “including, without limitation”; and (d) references to “Exhibits” or “Schedules” refer to the Exhibits and Schedules attached to this Agreement, each of which is made a part hereof for all purposes.
8.16Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of this 19th day of March, 2025.

CRONOS USA CLIENT SERVICES LLC
By:	Cronos Group Inc., its sole member /s/ Michael Gorenstein
Michael Gorenstein Chairman, President and Chief Executive Officer
CRONOS GROUP INC.
By:	/s/ Michael Gorenstein
Michael Gorenstein Chairman, President and Chief Executive Officer

ANNA SHLIMAK
/s/ Anna Shlimak
Date: March 19, 2025

EXHIBIT A
FORM OF FULL AND FINAL RELEASE

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by the undersigned (hereinafter called the “Releasor”) in favor of Cronos Group, Inc. and its subsidiaries (hereinafter referred to as the “Employer”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (hereinafter called the “Releasees”).
WHEREAS, Releasor has been employed as Chief Financial Officer of Cronos Group, Inc.;
WHEREAS, Releasor’s employment with Cronos USA Client Services LLC was terminated, effective as of ● (the “Effective Date”); and
WHEREAS, Releasor is seeking certain payments under Section 6.3 of the employment agreement entered into by Cronos USA Client Services LLC, the Releasor and, solely for the purposes specified therein, Cronos Group, Inc., effective March 19, 2025 (hereinafter called the “Employment Agreement”), that are conditioned on the effectiveness of this Release.
NOW, THEREFORE, in consideration of such payments and benefits and the covenants and agreements hereinafter set forth, the parties agree as follows:
1.GENERAL RELEASE. Releasor knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Releasees from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Releasor (or Releasor’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Releasor’s employment, or termination or resignation of employment with the Employer, including: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Releasor’s favor as of the Release Effective Date (as defined below).
Thus, notwithstanding the purpose of implementing a full and complete release and discharge of the claims released by this Release, Releasor expressly acknowledges that this Release is intended to include in its effect all claims which Releasor does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.
2.SURVIVING CLAIMS. Notwithstanding anything herein, in your Employment Agreement, or in that certain letter agreement, effective as of ● between Releasor and Employer to the contrary, this Release shall not:
(i)release any Claims for payment of amounts payable under the Employment Agreement (including under Section 6.3 thereof);
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested (including any 401(k) plan) according to the terms of those plans;
(iii)release any Claim or right Releasor may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise;
(iv)release any Claim that may not lawfully be waived in a private agreement between the parties; or
(v)prohibit or restrict Releasor from (A) participating, cooperating, testifying, or expressing an interest in doing any of the same, in any action, review, investigation, or proceeding by, or providing information or documents to, any government or regulatory agency or authority, including the U.S. Securities and Exchange Commission and the Ontario Securities Commission, (B) accepting monetary awards or other incentives for participating in a whistleblower program administered by any government or regulatory agency or authority, including the U.S. Securities and Exchange Commission or the Ontario Securities Commission, (C) making disclosures under the whistleblower provisions of applicable Canadian federal, Canadian provincial, U.S. federal or U.S. state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002), or (D) making a complaint to, initiating communications with, or responding to any inquiry from, any government or regulatory agency or authority, including the U.S. Securities and Exchange Commission and the Ontario Securities Commission, regarding any good faith concerns about possible violations of law or regulation. Releasor does not need prior authorization from any Releasees to make any such reports or disclosures and Releasor is not required to notify any Releases that such reports or disclosures have been made. Despite the foregoing, Releasor is not permitted to reveal to any third party, including any government or regulatory agency or authority, information Releasor came to learn during Releasor’s service to the

Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
3.ADDITIONAL REPRESENTATIONS AND WARRANTIES. Releasor further represents and warrants that Releasor has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Releasees nor, has Releasor assigned, pledged, or hypothecated as of the Release Effective Date any Claim to any person and no other person has an interest in the Claims that she is releasing. However, this representation does not apply to any charges, actions, or proceedings before, or engaging in communications with, the U.S. Securities and Exchange Commission or the Ontario Securities Commission about possible fraud or other securities law violations occurring prior to the date you execute this agreement.
4.ACKNOWLEDGMENT BY RELEASOR. Releasor acknowledges and agrees that Releasor has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Releasor further acknowledges and agrees that:
(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Release Effective Date and Releasor acknowledges that she is not releasing, waiving or discharging any ADEA Claims that may arise after the Release Effective Date;
(ii)Releasor is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which she is not already entitled to receive;
(iii)Releasor has been advised, and is being advised by the Release, to consult with an attorney before executing this Release;
(iv)Releasor has been advised, and is being advised by this Release, that she has been given at least [twenty-one (21)] [forty-five (45)] days within which to consider the Release, but Releasor can execute this Release at any time prior to the expiration of such review period; [and]
(v)[Because this Release includes a release of claims under ADEA, Releasor is being provided with the information contained in Schedule 1 hereto in accordance with the OWBPA; and]1
(vi)Releasor is aware that this Release shall become null and void if she or she revokes his or her agreement to this Release within seven (7) days following the date of execution of this Release. Releasor may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Employer written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Release Effective Date”). Releasor agrees and acknowledges
1 Note to Draft: To be included (along with 45 day consideration period and Schedule 1 attached hereto) in consideration for ADEA/OWBPA claims in terminations involving multiple employees.

that a letter of revocation that is not received by such date and time shall be invalid and shall not revoke this Release.
5.COOPERATION WITH INVESTIGATIONS AND LITIGATION. Releasor agrees, upon the Employer’s reasonable request and consistent with Releasor’s reasonable business and personal obligations, to reasonably cooperate with the Employer in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Releasor’s tenure with the Employer or its affiliate, including making himself or herself reasonably available to consult with Employer’s counsel, to provide information and to give testimony. Employer shall reimburse Releasor for reasonable out-of-pocket expenses Releasor incurs in extending such cooperation, so long as Releasor provides satisfactory documentation of the expenses. Nothing in this Section is intended to, and shall not, restrict or limit Releasor from exercising his or her protected rights described in Sections 2, 4, 5 or 6 hereof or restrict or limit Releasor from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
6.RESTRICTIVE COVENANTS. Releasor hereby affirms the restrictive covenants set forth in Section 7 of the Employment Agreement shall continue to apply following the Release Effective Date in accordance with their terms, subject to Releasor’s protected rights as set forth in Section 2(v) of this Release.
7.GOVERNING LAW. To the extent not subject to federal law, this Release shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that state.
8.SEVERABILITY. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
9.CAPTIONS; SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
10.COUNTERPARTS; FACSIMILE SIGNATURES. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF I have hereunder set my hand this _______ day of ___________, 20____.

SIGNED AND DELIVERED in the presence of: Witness’ Signature Print Name of Witness Address of Witness	[Name of Executive]

Schedule 1

[TO BE COMPLETED AND PROVIDED IF APPLICABLE]
    As required by the Older Workers Benefit Protection Act, the Employer is providing the following information.
    To respect the privacy of your colleagues, we ask that you use the information on this Schedule only for its intended purpose – to help you decide whether to enter into the Release – and that you otherwise treat this information as confidential.
    [All employees of the Employer] [describe subset of employees considered for separation] (known as the “decisional unit”) were considered for the separation program. The chart below shows the job titles and ages, as of ●, of each employee in the decisional unit and whether or not such employee has been selected for termination and offered separation pay in exchange for signing a release under the separation program. Employees have 45 days to consider whether to sign and 7 days to revoke any such release.

Job Title	Age (as of ●)	Selected for the separation program?